Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form 20-F of 1397468 B.C. Ltd. (the "Company") of our reports (the "Reports") dated (i) June 16, 2023, relating to the financial statements of the Company as of March 31, 2023 and for the period from incorporation on January 23, 2023 to March 31, 2023, and (ii) June 16, 2023, relating to the carve-out financial statements for the North American Division of the Company (LAC North America) as of December 31, 2022 and 2021 for each of the three years in the period ended December 31, 2022, which appear in this Form 20-F.

We also consent to references to us under the heading "Statement by experts" in this Registration Statement on Form 20-F.

 /s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

August 21, 2023